Exhibit 10.109

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Lease”) is entered into as of the 17th day of July, 2015 (the “Execution Date”) by and among VALLEY RIVER PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Prime Landlord”), VALLEY RIVER NURSING, LLC, a Georgia limited liability company (“Landlord”) and HIGHLANDS OF FORT SMITH, LLC, a Delaware limited liability company (“Tenant”), for the improved real property described on Exhibit “A-1” (the “Facility”), and the “Landlord Personal Property” associated therewith described on Exhibit “A-2” (the Landlord Personal Property together with the Facility, being collectively the “Premises”), which are used as a licensed healthcare facility of the type described on Schedule 1 (the “Business”). Certain capitalized terms used in this Lease are defined on Exhibit “B”.

RECITALS

WHEREAS, Landlord is the tenant under that certain Facility Lease Agreement dated as of August 31, 2011 (the “Prime Lease”), pursuant to which Landlord leases the Premises from Prime Landlord, the owner of the Premises;

WHEREAS, Prime Landlord and Landlord are affiliated entities with common ownership;

WHEREAS, Landlord desires to sublease the Premises to Tenant, and Tenant desires to sublease the Premises from Landlord on the terms and conditions hereinafter set forth;

WHEREAS, Tenant and Landlord have entered into an Operations Transfer Agreement (the “Transfer Agreement”) as of the date hereof; and

WHEREAS, Affiliates of Landlord have subleased other facilities related to this transaction more particularly described in Schedule 1 (the “Related Facilities”) to Affiliates of Tenant (the “Related Lease Affiliates”) pursuant to subleases substantially similar to this Lease and dated January 16, 2015, as amended (as amended, the “Related Leases”). The Related Facilities and the Facility shall be referred to collectively herein as the “Portfolio”.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Term. The “Term” of this Lease is the Initial Term plus the Renewal Term (if any). A “Lease Year” is the twelve (12) month period commencing on the Commencement Date and each anniversary thereof during each year of the Term. Provided the Conditions Precedent set forth in Section 2 below have been satisfied or waived, the “Initial Term” commences on September 1, 2015 (the “Commencement Date”) and ends on April 30, 2022. The Term may be extended by Tenant for one (1) separate renewal term of five (5) years (“Renewal Term”) if: (a) at least one-hundred eighty (180) days prior to the end of the Initial Term, Tenant delivers to Landlord a “Renewal

Notice” indicating that Tenant desires to exercise its right to extend this Lease for the Renewal Term; (b) there is no then uncured Event of Default (as defined in Section 13 below) (i) as of the date Landlord receives the Renewal Notice (the “Exercise Date”), or (ii) on the last day of the Initial Term; and (c) all Related Lease Affiliates concurrently deliver appropriate Renewal Notices exercising the renewal options for all Related Leases. For purposes hereof, “Termination Date” shall mean the last day of the Initial Term or the Renewal Term (if any) or the earlier date on which this Lease may be terminated as provided herein. Upon receipt of a Renewal Notice, the Prime Lease shall be extended automatically to the last day of the Renewal Term.

2.    Conditions Precedent.

2.1    Landlord’s Conditions Precedent. The duties and obligations of Landlord pursuant to the terms of this Lease are and shall expressly be conditioned upon the following (the “Conditions Precedent”), which may be waived, in whole or in part, by Landlord in writing:

(a)    Satisfaction of all of the conditions set forth in Section 4.1 of the Transfer Agreement;

(b)    Receipt by Tenant of adequate assurances that all licenses and other approvals required by the State of Arkansas to operate the Facility will be granted effective as of September 1, 2015; and
(c)    Approval of this Lease by the Facility Mortgagee.
2.2    Tenant’s Conditions Precedent. The duties and obligations of Tenant pursuant to the terms of this Lease are and shall expressly be conditioned upon the following Conditions Precedent, which may be waived in whole or in part, by Tenant in writing:

(a)    Satisfaction of all of the conditions set forth in Section 4.2 of the Transfer Agreement;
(b)    Receipt by Tenant of adequate assurances that all licenses and other approvals required by the State of Arkansas to operate the Facility will be granted effective as of September 1, 2015;
(c)    Approval of this Lease by the Facility Mortgagee;
(d)    Delivery by Facility Mortgagee of a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to Tenant;
(e)    Delivery by Prime Landlord of the Recognition Agreement in the form set forth in Exhibit I attached hereto; and
(f)    Completion and approval by Tenant in its sole discretion of Exhibit D to this Lease.
2.3    Failure of Conditions. If the Conditions Precedent shall not have been satisfied or waived by August 31, 2015, either party may terminate this Lease and the Transfer Agreement by written notice of termination (the “Termination Notice”) delivered to the other party by August 31, 2015 (the “Failure of Conditions Termination Date”). Upon termination of this Lease under the terms of this Section 2, neither party hereto shall have any further claims or obligations under this Lease or the Transfer Agreement, except those obligations that expressly survive termination.
3.    Rent. During the Term, Tenant shall pay in advance to Landlord on or before the 1st day of each month after the Commencement Date the following amounts as Rent (as defined below):
3.1    Initial Term Base Rent. During the first Lease Year of the Initial Term, “Rent” shall be equal to Fifty Thousand and 00/100 Dollars ($50,000.00) per month. During each subsequent Lease Year of the Initial Term, “Rent” shall be equal to one-hundred three percent (103%) of the Rent due for the immediately preceding Lease Year.
3.2    Renewal Term Base Rent. During the Renewal Term, “Rent” shall be equal to one hundred three percent (103%) of the Rent due for the immediately preceding Lease Year.
3.3    Additional Rent. In the event a disbursement is made by Landlord for a Landlord Investment (as defined in Section 9.2(c) below) or a Capital Improvement Project (as defined in Section 9.2(f) below) during any month, Rent shall increase on the first day of the immediately succeeding calendar month by one-twelfth (1/12th) of the amount equal to the product of: (i) the amount disbursed for the Landlord Investment or Capital Improvement Project; and (ii) nine percent (9%) (the “Annual Yield”).
3.4    Absolute Net Lease. Except as expressly set forth herein and in the Transfer Agreement, all Rent payments shall be absolutely net to Landlord, free of any and all Taxes (as defined below in Section 6), Other Charges (as defined below in Section 6), and Tenant’s operating or other expenses of any kind whatsoever, all of which shall be paid by Tenant. Except as expressly set forth herein and in the Transfer Agreement, (i) Tenant shall continue to perform its obligations under this Lease even if Tenant claims it has been damaged by Landlord, (ii) Tenant shall at all times remain obligated under this Lease without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind (except as set forth in Sections 18 and 19 below) and (iii) Tenant’s sole right to recover damages against Landlord under this Lease shall be to prove such damages in a separate action. Pursuant to the Transfer Agreement, and notwithstanding anything herein to the contrary, Landlord and Tenant acknowledge and agree that Tenant may offset any recoupment of Medicare, Medicaid, or any other Losses (as that term is defined in the Transfer Agreement) against Rent; provided, that Tenant shall promptly notify Landlord of the offset and the reason therefor. Notwithstanding anything herein to the contrary, Landlord and Tenant hereby acknowledge and agree that Tenant’s obligations hereunder shall be conditioned upon the Prime Lease continuing to be in full force and effect for the Term of this Lease.
3.5    Payment Terms. All Rent and other payments to Landlord hereunder shall be paid by wire transfer in accordance with Landlord’s wire transfer instructions attached hereto as Exhibit “C”, or as otherwise directed by Landlord from time to time.
3.6    Equitable Adjustment. As a condition to Tenant’s agreement to a Commencement Date of September 1, 2015, and notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby agree to assess, in good faith and make a one-time equitable adjustment to Base Rent equal to the difference between the Facility’s 2014 professional liability and general liability insurance costs and projected costs for the first Lease Year of comparable or mutually acceptable insurance as further adjusted by anticipated Medicaid reimbursement rate increases solely from such added costs.

4.    Security Deposit. Tenant shall deposit with Landlord and maintain during the Term a sum equal to the base Rent for the first month of Initial Term as a security deposit (the “Security Deposit”) which Landlord shall hold as security for the full and faithful performance by Tenant of every material term, provision, obligation and covenant under this Lease and subject to the terms and conditions of this Lease. The Security Deposit shall be paid to Landlord on the Commencement Date. The Security Deposit may be deposited by Landlord into an interest-bearing account, which interest shall accrue for the sole benefit of Landlord and not Tenant. The Security Deposit shall not be considered an advance payment of Rent (or of any other sum payable by Tenant under this Lease) or a measure of Landlord’s damages in case of a default by Tenant. The Security Deposit shall not be considered a trust fund, and Tenant expressly acknowledges and agrees that Landlord is not acting as a trustee or in any fiduciary capacity in controlling or using the Security Deposit. Unless required by law, Landlord shall have no obligation to maintain the Security Deposit separate and apart from Landlord’s general and/or other funds. If Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Lease (or if there is a default by any Related Lease Affiliate under any Related Lease), Landlord may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Landlord, apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum that Landlord may expend or be required to expend by reason of Tenant’s default, including but not limited to, any damages or deficiency in reletting the Premises. Whenever, and as often as, Landlord has applied any portion of the Security Deposit to cure Tenant’s default hereunder, or under any Related Lease, Tenant shall, within ten (10) business days after Notice from Landlord, deposit additional money with Landlord sufficient to restore the Security Deposit to the full amount then required to be deposited with Landlord and Tenant’s failure to do so shall constitute an Event of Default without any further Notice. If Landlord transfers or assigns its interest under this Lease, Landlord shall assign the Security Deposit to the new landlord and thereafter Landlord shall have no further liability for the return of the Security Deposit, and Tenant agrees to look solely to the new landlord for the return of the Security Deposit, provided that Landlord and the new landlord execute an assignment of Security Deposit and provide Tenant with a copy of same. Tenant agrees that it will not assign or encumber or attempt to assign or encumber the Security Deposit. Landlord, its successors and assigns shall return the Security Deposit (within ten (10) business days following the Termination Date) to the last tenant in possession of the Premises at the last address for which Notice is to be given by such tenant and Landlord thereafter shall be relieved of any liability therefor, regardless of one or more assignments of this Lease or any such actual or attempted assignment or encumbrances of the Security Deposit.
5.    Late Charges. The late payment of Rent or other amounts due under this Lease will cause Landlord to lose the use of such money and incur administrative and other expenses not contemplated under this Lease. While the exact amount of the foregoing is difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Landlord, if Rent or any other amount is not paid within (a) five (5) days after the due date for such payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to three percent (3%) of such delinquent amounts, and (b) ten (10) days after the due date for such payment, such unpaid amount shall accrue interest from such date at the rate of five percent (5%) per annum (the “Agreed Rate”).
6.    Taxes and Other Charges. At the commencement and at the expiration of the Term, all Taxes and Other Charges shall be prorated. Landlord shall promptly forward to Tenant copies of all bills and payment receipts for Taxes or Other Charges received by it. Subject to Landlord’s obligations to make payments from the impound deposits made by Tenant pursuant to Section 6.2 below, Tenant shall pay and discharge (including the filing of all required returns), prior to delinquency or imposition of any fine, penalty, interest or other cost (“Penalty”), (a) “Taxes”, consisting of any real property and other taxes and assessments levied or assessed with respect to the Premises, and (b) “Other Charges”, consisting of any utilities and other costs and expenses of the Business or any portion of the Premises and all other charges, obligations or deposits assessed against any portion of the Premises during the Term. Tenant shall pay the foregoing when due and before any Penalty, but may pay the foregoing in permitted installments (whether or not interest accrues on the unpaid balance). Notwithstanding the foregoing, there shall be excluded from the definition of Taxes, and Tenant shall not be responsible for paying, any income taxes, gross receipts taxes, personal property taxes on the Landlord Personal Property, excess profit taxes, excise taxes, franchise taxes, capital stock taxes, transfer taxes or other taxes or assessments personal in nature to Landlord whether or not based in whole or in part on the Rent payable hereunder. Further, in no event shall Tenant be responsible for any assessments in connection with the initial development or construction of the Facility. Within ten (10) days of its receipt of Landlord’s written notice of payment, Tenant shall pay Landlord an amount equal to any Taxes or Penalty that Landlord at any time is assessed or otherwise becomes responsible and for which Tenant is liable under this Lease. However, nothing in this Lease shall obligate Tenant to pay penalties incurred as a result of Landlord’s failure to timely forward bills to Tenant. Notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for any Taxes or Other Charges which accrue prior to the Commencement Date, it being understood that any such Taxes or Other Charges shall be the responsibility of and shall be promptly paid by Landlord prior to delinquency.
6.1    Protests. Tenant has the right, but not the obligation, in good faith to protest or contest (a “Protest”) in whole or in part (a) the amount or payment of any Taxes or Other Charges, and (b) the existence, amount or validity of any Lien (as defined in Section 9.1), by appropriate proceedings sufficient to prevent its collection or other realization and the sale, forfeiture or loss of any portion of the Premises or Rent to satisfy it (so long as Tenant provides Landlord with reasonable security to assure the foregoing). Tenant shall diligently prosecute any such Protest at its sole cost and expense and pay such Taxes, Other Charges or Lien. Landlord and Prime Landlord shall cooperate fully in any Protest that involves an amount assessed against it.
6.2    Impound. If required by the Facility Mortgagee or upon Landlord’s written notice to Tenant during the Term, Landlord may require Tenant to pay with each Rent payment a deposit of one-twelfth (1/12th) of the amount required to discharge the annual amount of real property Taxes secured by a Lien encumbering any portion of the Premises as and when they become due. The deposits shall not bear interest nor be held by Landlord in trust or as an agent of Tenant, but rather shall be applied to the payment of the related obligations. Provided that the impound deposits are then sufficient for payment of the applicable obligations, (a) the amounts held by Landlord shall be applied by Landlord directly to the payment of the related obligations in a timely fashion and prior to the imposition of any Penalty, and (b) if any Penalty results from Landlord’s failure to timely make any such payment, such Penalty shall be borne by Landlord. If at any time within thirty (30) days prior to the due date the deposits shall be insufficient for the payment of the obligation in full, Tenant shall within ten (10) days after demand deposit the deficiency with Landlord. If deposits are in excess of the actual obligation, the required monthly deposits for the ensuing Lease Year shall be reduced proportionately and any such excess at the end of the final Lease Year shall be refunded to Tenant within thirty (30) calendar days. Tenant shall forward to Landlord or its designee all Tax bills, bond and assessment statements as soon as they are received. If Landlord transfers this Lease, it shall transfer all such deposits to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto. Notwithstanding anything to the contrary contained herein, in no event shall funds impounded by Tenant for Taxes be used to pay any taxes accrued prior to the Commencement Date.
6.3    Tax Treatment; Reporting. Landlord and Tenant each acknowledges that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes.  For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Premises and Tenant as the lessee of such Premises including: (a) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Premises; (b) Tenant reporting its Rent payments as rent expense under Section 162 of the Code; and (c) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for federal income tax purposes.
7.    Insurance. All insurance provided for in this Lease shall (i) name Landlord and Prime Landlord as additional insureds and, for the property insurance policies, Prime Landlord as the owner, (ii) be on an “occurrence” basis, or if claims made, include a provision whereby tail coverage costs are specified upon policy inception, (iii) cover all of Tenant’s operations at the Facility, (iv) provide that the insurer will endeavor to provide not less than ten (10) days prior written notice to Landlord before the policy may be canceled and (v) be primary and provide that any insurance with respect to any portion of the Premises maintained by Landlord is excess and noncontributing with Tenant’s insurance. The property policy(ies) shall also name the Landlord, Prime Landlord and Facility Mortgagee as loss payee. The parties hereby waive as to each other all rights of subrogation which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Original policies or satisfactory insurer certificates evidencing the existence of the insurance required by this Lease and showing the interest of Landlord and Facility Mortgagee shall be provided to Landlord prior to the commencement of the Term or, for a renewal policy, not less than ten (10) days prior to the expiration date of the insurance policy being renewed. If Landlord is provided with a certificate, it may demand that Tenant provide a complete copy of the related policy within ten (10) days of policy issuance. Tenant shall be permitted to keep all insurance required hereunder under blanket policies covering the Premises and other facilities owned or operated by Tenant or its Affiliates. During the Term, Tenant shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

(a)    Property Insurance with respect to the Facility against loss or damage from all causes under standard “all risk” property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood, vandalism, earthquake, malicious mischief or any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of the Facility and all Landlord and Tenant Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). Additionally, if the Facility contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Facility, in an amount equal to one hundred percent (100%) of the full replacement cost of the Facility, which policies shall insure against physical damage to and loss of occupancy and use of the Facility arising out of an accident or breakdown covered thereunder;
(b)    Business Interruption and Extra Expense Coverage with respect to the Facility for loss of rental value for a period not less than eighteen (18) months, covering perils consistent with the requirements of Section 7(a), and including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Tenant, Landlord and any other insured thereunder from being a co-insurer, and providing that any covered loss thereunder shall be payable to Tenant;
(c)    Commercial General Public Liability Coverage with respect to the Facility (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about the Facility, affording the parties protection in amounts required by the Facility Mortgagee (and Landlord agrees to negotiate the terms of such requirements with the Facility Mortgagee), but in no event greater than $1,000,000.00 per occurrence/$3,000,000.00 in the aggregate, naming Landlord as additional insured;
(d)    Professional Liability Coverage with respect to the Facility, providing for claims specifically relating to patient care and services provided by the Facility staff, its contractors and all related parties, to include coverage for medical directors with regard to their administrative duties provided to the Facility, with limits in amounts required by the Facility Mortgagee (and Landlord agrees to negotiate the terms of such requirements with the Facility Mortgagee), but in no event greater than $1,000,000.00 per occurrence/$3,000,000.00 in the aggregate, naming Landlord as an additional insured. If such coverage is purchased on a claims made basis, Tenant must show proof of the ability to purchase tail coverage to last through the statute of limitations, upon the Termination Date; and
(e)    Workers’ Compensation and Employers Liability Insurance with respect to the Facility for injuries sustained by Tenant’s employees in the course and scope of their employment, as well as volunteers, and otherwise consistent with all applicable state law and meeting all other legal requirements.
Notwithstanding anything to the contrary contained herein, if during the first Lease Year only the premiums for the policies required in subsections (c) and (d) above shall exceed the State of Arkansas’ maximum allowable premiums (for purposes of Medicaid reimbursement) (the “Reimbursement Threshold”), then any such excess premium over the Reimbursement Threshold shall be split equally between Landlord and Tenant, and Landlord’s share of such excess premium shall be reflected as an offset in the Rent then due from Tenant.

8.    Use, Regulatory Compliance and Pre-Existing Conditions.
8.1    Permitted Use; Qualified Care. Except in the event of casualty or a Taking as provided in Sections 18 and 19 below, Tenant shall continuously use and occupy the Facility during the Term as a licensed facility engaged in the Business described on Schedule 1 with not less than the applicable number of beds shown on Schedule 1, and for ancillary services relating thereto, which may include hospice, therapy, adult day care, home care and other healthcare services, but for no other purpose (collectively, the “Permitted Use”). Tenant shall provide care, treatment and services to all residents of the Facility in a manner consistent with all applicable laws. Notwithstanding any common law or statutory right, Tenant agrees not to transfer, move or otherwise take action that reduces licensed bed complement of the Facility and Tenant agrees not to take any of the licensed beds out of service or move the beds to a different location.
8.2    Regulatory Compliance. Tenant, the Facility and the Premises shall comply in all material respects with all licensing and other laws and all covenants, conditions, restrictions and other use or maintenance requirements applicable to the Business conducted thereon and, to the extent applicable, all Medicare, Medicaid and other third-party payor certification requirements, including timely filing properly completed cost and other required reports, timely paying all expenses shown thereon, and ensuring that the Facility continues to be certified for participation in Medicare and Medicaid (if applicable) throughout the Term and when it is returned to Landlord, all without any suspension, revocation, decertification or other material limitation. Further, Tenant shall not commit any act or omission that would in any material way violate any certificate of occupancy affecting the Facility, result in closure of the Business conducted at the Facility or result in the sale or transfer of all or any portion of any related certificate of need (if applicable), bed rights or other similar certificate or license. All inspection fees, costs and charges associated with a change of such licensure or certification shall be borne solely by Landlord. Notwithstanding the foregoing or any other language to the contrary in this Lease, the parties understand and agree that certain deficiencies or situations of non-compliance with various regulatory requirements are likely to occur from time to time in the normal course of business. Such occurrences will not constitute a breach or default by Tenant under this Lease provided that: (i) Tenant diligently takes all reasonable actions in a timely manner to cure such deficiencies or situations of non-compliance and effectuates such cure to the extent the same can be practicably accomplished; (ii) the occurrences do not otherwise result in the loss of Tenant’s ability to operate the Facility for the Permitted Use; and (iii) no Event of Default exists with respect to the non-payment of Rent.

9.    Acceptance, Maintenance, Upgrade, Alteration and Environmental.
9.1    Acceptance “AS IS”; No Liens. Tenant acknowledges that its Affiliates are presently engaged in operations similar to those to be conducted at the Facility and has expertise in such industry and, in deciding to enter into this Lease, has not relied on any representations or warranties, express or implied, of any kind from Landlord, other than as set forth in the Transfer Agreement. Tenant has investigated the Premises, has selected the Premises to its own specifications, has concluded that no improvements or modifications to them are required in order to operate the Facility, and subject to the initial Deferred Maintenance Items pursuant to Section 9.2(c)(B) below and the items set forth in Exhibit “D” attached hereto, accepts the Facility and the Premises on an “AS IS” basis and (except as set forth in the Transfer Agreement) assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. Notwithstanding its right to Protest set forth in Section 6.1, Tenant shall not cause or permit any lien, levy or attachment to be placed or assessed against any portion of the Premises or the operation thereof (a “Lien”) for any reason, provided that nothing in this Lease shall require Tenant to keep the Premises free of liens that may be filed as a result of Prime Landlord’s or Landlord’s action or omissions.

Notwithstanding any other provisions of this Lease, Prime Landlord represents and warrants to Tenant that it has sufficient good and marketable title to the Premises, and Landlord represents and warrants to Tenant that it has a sufficient good and marketable leasehold estate in the Premises, to perform their respective obligations under this Lease.

9.2    Maintenance Obligations.

(a)    Tenant’s Obligations Generally. Subject to the provisions of Section 6.1 of the Transfer Agreement and subsections (b) through (f) below, Tenant shall (i) keep and maintain the Premises and the Facility in good appearance, repair and condition and maintain proper housekeeping, (ii) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep the Facility in good and working order and condition and in substantial compliance with all applicable requirements and laws relating to the business conducted thereon, including if applicable, certification for participation in Medicare and Medicaid, and (iii) keep and maintain all Landlord and Tenant Personal Property in good condition, ordinary wear and tear excepted, and repair and replace such property consistent with prudent industry practice as required under this Lease.
(b)    Landlord’s Obligations. Landlord and Prime Landlord shall during the Term hereof be responsible for all utility lines from point of entry into the Premises to the public mains or distribution lines.
(c)    Landlord Investment.
A.    Change in Regulation. If during the Term any governmental authority implements a new regulation or changes its interpretation or enforcement of existing regulations (including any life safety, fire code or other laws or regulations) which necessitates repairs, renovations or other improvements to the Facility (each a “Required

Improvement” and collectively, the “Required Improvements”), Tenant shall bear the cost of such Required Improvements up to a maximum of $50,000.00 in any Lease Year. If the cost of the Required Improvements in any Lease Year exceeds $50,000.00, Landlord shall pay the amount exceeding $50,000.00 (such excess, the “Landlord Investment”); provided, however, Tenant shall pay the Annual Yield on the Landlord Investment in accordance with the terms and conditions of Section 3.3 above.
B.    Deferred Maintenance. The parties acknowledge and agree that as of the Execution Date there are certain identified items of deferred maintenance at the Premises, as listed in Exhibit “E” attached hereto and made a part hereof (each a “Deferred Maintenance Item” and together, the “Deferred Maintenance Items”). The parties hereby agree that Landlord shall complete such Deferred Maintenance Items prior to the Commencement Date at Landlord’s sole expense. The parties hereby agree that Landlord shall either complete such Deferred Maintenance Items prior to the Commencement Date at Landlord’s sole expense or, at Tenant’s election, such funds shall be paid to Tenant to complete the Deferred Maintenance Items at the Facility.
(d)    Licensing Survey Deficiency. If there is a cost required to be incurred to cure any deficiencies or violations of applicable regulation during the first Lease Year relating to the pre-Commencement Date operation or ownership of the Facility identified in any survey or re-licensing inspection by any governmental authority, which deficiencies or violations are required by any such governmental authority to be resolved as a condition to Tenant obtaining or maintaining any governmental approvals (a “Licensing Survey Deficiency”), then Landlord shall bear such cost and expenses relating to such Licensing Survey Deficiency (and Tenant shall have no obligation to pay the Annual Yield on such amount).
(e)    Asbestos Containing Materials. To the extent any of Tenant’s repairs, maintenance or Alterations (as defined below), including any Required Improvement or Deferred Maintenance Item, require the abatement, removal, disposal or encapsulation of asbestos containing materials (“ACM”) at the Facility, Landlord shall bear all costs and expenses relating to such ACM (and Tenant shall have no obligation to pay the Annual Yield on such amount).
(f)    Capital Improvement Projects. Landlord hereby agrees to consider and, subject to Landlord’s approval, to make available to Tenant on the terms and conditions set forth in this Section 9.2(f) funds for specified capital improvement projects (each a “Capital Improvement Project” and collectively, the “Capital Improvement Projects”). Tenant shall obtain Landlord’s prior written consent for all Capital Improvement Projects, which consent shall be given or withheld in Landlord’s sole discretion. As a condition precedent to any disbursement to Tenant for a Capital Improvement Project, Tenant shall provide to Landlord a written request describing in detail the Capital Improvement Project(s) for which funding is sought and such information concerning the details, plans, specifications, scope, cost and payment of such Capital Improvement Projects as required by Landlord including, without limitation, such lien waivers and releases from all parties furnishing materials and/or services for the Capital Improvement Projects and such other documents as Facility Mortgagee may require. Upon approval of the specified Capital Improvement Project by Landlord in its sole discretion and the completion and documentation of any such Capital

Improvement Project by Tenant, monthly Rent shall increase in accordance with the terms and conditions of Section 3.3 above.
9.3    Alterations by Tenant. Tenant may alter, improve, exchange, replace, modify or expand (collectively, “Alterations”) the Facility, equipment or appliances on the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises; provided, that any Alterations in excess of One Hundred Thousand Dollars ($100,000.00) with respect to the Facility in any rolling twelve (12) month period shall require Landlord’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned. All Alterations shall immediately become a part of the Premises and the property of Landlord subject to this Lease. Except as otherwise provided in Section 9.2, the cost of all Alterations or other purchases, whether undertaken as an on-going licensing, Medicare, Medicaid or other regulatory requirement, or otherwise, shall be borne solely by Tenant. All Alterations shall be done in a good and workmanlike manner in compliance with all applicable laws and the insurance required under this Lease.
9.4    Hazardous Materials. Tenant’s use of the Premises shall comply with all Hazardous Materials Laws, except for any items set forth on Exhibit “D”. If any Environmental Activities occur or are suspected to have occurred in violation of any Hazardous Materials Laws by Tenant during the Term or if Tenant has received notice of any Hazardous Materials Claim against any portion of the Premises as a result of Tenant’s acts or omissions during the Term, Tenant shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Landlord’s approval of the remediation plan, remedy any such problem to the satisfaction of Landlord and all applicable governmental authorities, in accordance with all Hazardous Materials Laws and good business practices. During the Term, Tenant shall immediately advise Landlord in writing of: (a) any Environmental Activities in violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Tenant or any portion of the Premises; (c) any remedial action taken by Tenant in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in violation of any Hazardous Materials Laws; (d) Tenant’s discovery of any occurrence or condition on or in the vicinity of any portion of the Premises that materially increase the risk that any portion of the Premises will be exposed to Hazardous Materials; and (e) all communications to or from Tenant, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Premises, including copies thereof. Landlord shall have the right, and except for any items noted on Exhibit “D” at Tenant’s sole cost and expense (including, without limitation, Landlord’s reasonable attorneys’ fees and costs) and with counsel chosen by Landlord, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims. Landlord represents and warrants to Tenant that: (i) to Landlord’s knowledge, there are not pending claims or causes of action arising out or relating to the Facility or the Premises as of the Commencement Date; and (ii) to Landlord’s knowledge, no Environmental Activities in violation of any Hazardous Materials Laws have occurred prior to the Commencement Date which have not been remedied in full. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be responsible for conditions of the Premises in existence prior to the Commencement Date, and, if required by law, Landlord hereby agrees to remedy any such actual or suspected problem through the removal of Hazardous Materials at Landlord’s sole cost and expense.

10.    Tenant Property. Tenant shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Landlord Personal Property as shall be necessary or reasonably appropriate to operate the Facility in compliance with this Lease (“Tenant Personal Property”, which collectively with the “Tenant Intangible Property” shall be referred to herein as “Tenant Property”.) As used herein, “Tenant Intangible Property” means all the following at any time owned by Tenant in connection with its use of any portion of the Premises: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including contracts with residents, employees and third-party payors), deposit accounts, general intangibles and chooses in action; refunds of any Taxes or Other Charges for periods of time during the Term; and licenses and permits necessary or desirable for Tenant’s use of any portion of the Premises, including licensed Medicaid beds (if applicable). Except as may be allowed under common law, Landlord shall have no lien or security interest in or to the Tenant Property, and any such common law lien or security interest of Landlord shall be automatically subordinate to the lien and security interest of any third party lender providing to Tenant a working capital line of credit for financing the Tenant Property (a “Tenant Financing”), whether such Tenant Financing exists as of the Commencement Date or future Tenant Financing, and no further instrument of subordination shall be required. Notwithstanding and in addition to the foregoing, with respect to a Tenant Financing, Landlord and Prime Landlord agree, at Tenant’s request, to execute such instruments as are reasonably requested by Tenant or Tenant’s lender providing the Tenant Financing to evidence Landlord’s and/or Prime Landlord’s waiver of any statutory landlord’s lien or similar lien, or other security interest on the Tenant Property.
11.    Financial, Management and Regulatory Reports. Tenant shall provide Landlord with the reports listed in Exhibit “F” at the time described therein, and such other information about it or the operations of the Premises and Business as Landlord may reasonably request from time to time, including such information requested in connection with any financing of the Premises sought by Landlord. All financial information provided by Tenant shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be submitted electronically in the form of unrestricted, unlocked “.xls” spreadsheets created using Microsoft Excel (2003 or newer editions). If Tenant or any Related Lease Affiliate becomes subject to any reporting requirements of the Securities and Exchange Commission (“SEC”) during the Term, it shall concurrently deliver to Landlord such reports as are delivered pursuant to applicable securities laws. Similarly, should Landlord or its parent, AdCare Health Systems, Inc., be subject to any particular reporting requirements of the SEC during the Term for which it needs reports, documentation or other information from Tenant, Tenant agrees to use its commercially reasonable efforts to deliver such reports, documentation and information within ten (10) days after Landlord’s request for the same.

12.    Representations and Warranties. Each party represents and warrants to the other that: (a) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (b) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the state where the Facility is located; and (c) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.
13.    Events of Default. So long as there is no Event of Default, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Tenant or pursuant to Sections 18 or 19. The occurrence of any of the following events will constitute an “Event of Default” on the part of Tenant, and there shall be no cure period therefor except as otherwise expressly provided:

(a)    Tenant’s failure to pay (i) any Rent within five (5) business days after such Rent is due or (ii) any Taxes, Other Charges or other required payments when due; provided Tenant has received written information relating to such Taxes or Other Charges;
(b)    (i) The revocation, suspension or material limitation of any license required for the operation of the Facility or the certification of the Facility for provider status under Medicare or Medicaid, if applicable; provided, however, if any revocation, suspension or limitation is curable by Tenant it shall not constitute an Event of Default if Tenant promptly provides to Landlord, copies of any such notices and Tenant’s plan of correction and commences to cure such breach and thereafter diligently pursues such cure to the completion thereof or until a final adjudication by the relevant governmental agency with no opportunity for further appeal by Tenant; (ii) the closure of a material portion of the Business other than during a period of repair or reconstruction following damage or destruction thereto or a Taking (as hereinafter defined); (iii) the sale or transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Facility; or (iv) the use of any portion of the Facility other than for the Permitted Use;
(c)    Any material suspension, termination or restriction placed upon Tenant with respect to the Premises or the ability to admit residents or patients at the Facility (e.g., an admissions ban or non-payment for new admissions by Medicare or Medicaid resulting from an inspection survey, if applicable); provided, however, if any such material suspension or restriction is curable by Tenant it shall not constitute an Event of Default if Tenant promptly commences to cure such breach and thereafter diligently pursues such cure to the completion thereof or until a final adjudication by the relevant governmental agency with no opportunity for further appeal by Tenant;
(d)    A material default by any Related Lease Affiliate under any Related Lease which is not cured within any applicable cure period specified therein;
(e)    Any material misrepresentation by Tenant under this Lease or material misstatement or omission of fact in any written report, notice or communication from Tenant to Landlord;
(f)    The failure to perform or comply with the provisions of Sections 7 or 17;
(g)    (i) Tenant shall generally not pay its debts in accordance with specified payment terms or shall admit in writing its inability to pay its debts generally, or shall make an assignment of all or substantially all of its property for the benefit of creditors; or (ii) a receiver, trustee or liquidator shall be appointed for Tenant or the Facility, if within five (5) business days of such appointment Tenant does not inform Landlord in writing that it intends to cause such appointment to be discharged or such discharge is not diligently prosecuted to completion within sixty (60) days after the date of such appointment; (iii) the filing by Tenant of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor’s relief; or (iv) the involuntary filing of such a petition against Tenant by any other party, unless Tenant within five (5) business days of such filing informs Landlord in writing of its intent to cause such petition to be dismissed, such dismissal is diligently prosecuted and such petition is dismissed within ninety (90) days after filing; or
(h)    The failure to perform or comply with any other provision of this Lease not requiring the payment of money unless (i) within five (5) business days of Tenant’s receipt of a notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (ii) Tenant cures it either (x) within thirty (30) days after such notice from Landlord or (y) if such default cannot with due diligence be so cured because of the nature of the default or delays beyond the control of Tenant and cure after such period will not have a material adverse effect upon the Premises or the Business, then such default shall not constitute an Event of Default if Tenant uses its reasonable best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof and cures it within ninety (90) days after such notice from Landlord.
(i)    The failure of Aria Health Consulting, LLC (“AHC”) to make any payment of principal or interest when due under that certain Promissory Note in the principal amount of $1,000,000.00 dated as of July 1, 2015 given by AHC in favor of AdCare Health Systems, Inc.
14.    Remedies. Upon the occurrence and during the continuance of an Event of Default, Landlord may exercise all rights and remedies under this Lease and the laws of the state where the Facility is located that are available to a lessor of real and personal property in the event of a default by its lessee, and as to the Tenant Property, all remedies granted under the laws of such state(s) to a secured party under its Uniform Commercial Code. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for failure to relet the Premises or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all reasonable expenses incurred by it in obtaining possession and reletting any of the Premises, including fees, commissions and costs of attorneys, architects, agents and brokers.
14.1    General. Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following during an Event of Default: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Lease which survive the termination of the Term; (b) enter upon any portion of the Premises, terminate this Lease, dispossess Tenant from the Premises through appropriate legal procedures and/or collect money damages by reason of Tenant’s breach including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Lease which survive the termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; and (d) (after repossession of the Premises pursuant to clause (b) above and whether or not this Lease has been terminated) relet any portion of the Premises to such tenant(s), for such term(s) (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting.

14.2    Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of Landlord to insist at any time upon the strict performance of any provision of this Lease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. Landlord’s receipt of and Tenant’s payment of any rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be effective unless expressed in a writing signed by it.
14.3    Performance of Tenant’s Obligations. If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant after delivering Tenant thirty (30) days’ notice with an opportunity to cure, and enter upon any portion of the Premises for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate (as defined in Section 5 hereof) from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Tenant to Landlord upon Landlord’s written demand therefor.
15.    Provisions on Termination.
15.1    Surrender of Possession. On the Termination Date, Tenant shall deliver to Landlord or its designee possession of (a) the Facility and associated Landlord Personal Property in a neat and clean condition and in as good a condition as existed on the Commencement Date, ordinary wear and tear excepted, (b) a fully operational, licensed and certified (if applicable) business at the Facility including, at Tenant’s sole cost, any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of any portion of the Facility to Landlord or its designee, and (c) all patient charts and resident records along with appropriate resident consents if necessary and copies of all of its books and records relating to the Business and the Premises. Accordingly, except as required to secure accounts receivable financing with respect to the Facility, Tenant shall not at any time during or after the Term seek to transfer, surrender, allow to lapse, or grant any security interest or any other interest in and to the licenses, permits or certifications relating to the Business or the Premises (except as may be required in connection with any Tenant Financing) nor shall Tenant commit or omit any act that would jeopardize the Business or any licensure or certification of the Facility. Tenant shall cooperate fully with Landlord or its designee in transferring or obtaining all necessary licenses and certifications for Landlord or its designee, and Tenant shall comply with all requests for an orderly transfer of the Business, Facility licenses, and Medicare and Medicaid certifications and possession at the time of its surrender of the Premises to Landlord or its designee. Subject to all applicable laws, Tenant hereby assigns, effective upon the Termination Date, all rights to operate the Facility to Landlord or its designee, including all required licenses and permits and all rights to apply for or otherwise obtain them, and all other nonproprietary Tenant Intangible Property relating to any portion of the Premises. Notwithstanding the foregoing or any other language to the contrary in this Lease, Tenant shall not be obligated to assign (i) any national service contracts or other national vendor arrangements that apply to facilities other than the Facility, (ii) any proprietary or licensed software, computer programs or hardware, discs and/or similar technology personal to Tenant, (iii) Tenant’s employee pagers, manuals, training materials, policies, procedures and materials relating to the Facility, (iv) Tenant’s marketing studies, analysis and similar materials related to Tenant’s business conducted at the Premises and the market and potential market therefor, or (v) any proprietary marks, trade names or other intellectual property of Tenant and/or its Affiliates.
15.2    Removal of Tenant Personal Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises, Tenant may upon at least five (5) business days prior notice to Landlord remove from the Premises in a workmanlike manner all Tenant Personal Property, leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal; provided that Landlord shall have the right and option to purchase the Tenant Personal Property for its then net book value during such five (5) business day notice period, in which case Tenant shall so convey the Tenant Personal Property to Landlord by executing a bill of sale in a form reasonably required by Landlord. If there is any Event of Default then existing, Tenant may not remove any Tenant Personal Property from the Premises and instead will, on demand from Landlord, convey it to Landlord for no additional consideration by executing a bill of sale in a form reasonably required by Landlord. Title to any Tenant Personal Property which is not removed by Tenant as permitted above upon the expiration of the Term shall, at Landlord’s election, vest in Landlord; provided, however, that Landlord may remove and store or dispose any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.
15.3    Management of Premises. Commencing on the Termination Date, Landlord or its designee, upon written notice to Tenant, may elect to assume the responsibilities and obligations for the management and operation of the Business, and Tenant agrees to reasonably cooperate to accomplish the transfer of such management and operation without interrupting the operation of the Business. Tenant agrees that Landlord or its designee may, pending the issuance of new licenses and certifications to Landlord or its designee, manage and operate the Business on a triple net basis, and shall be entitled to all revenues of the Business during such period, and to use any and all licenses, certifications or provider agreements issued to Tenant by any federal, state or other governmental authority for operation of the Business, if permitted by any such governmental authority, at no additional cost or liability to Tenant; provided that Landlord hereby agrees to indemnify and hold harmless Tenant against any losses, claims or damages resulting from Landlord’s or its designees use of Tenant’s license or provider agreements during such period. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize any licensure or certification of the Facility, and Tenant shall comply with all requests for an orderly transfer of any and all Facility and other licenses, Medicare and Medicaid certifications and possession of the Premises at the time of any such surrender. If Landlord or its designee exercises the right described above in this Section, the provisions of this Section shall be self-operative and shall constitute a management agreement between Tenant, on the one hand, and Landlord or its designee, on the other hand, on the terms set forth above; provided, however, that upon the request of Landlord or its designee, the parties shall negotiate and enter into a separate management agreement on the terms set forth herein and to the extent on such other terms and provisions as may be reasonably agreed to by Landlord or its designee and Tenant.
15.4    Holding Over. If Tenant shall remain in possession of the Premises after the Termination Date, such possession shall be a month-to-month tenancy during which time Tenant shall pay as rental on the first (1st) business day of each month one hundred twenty-five percent (125%) of the monthly Rent payable with respect to the last Lease Year, all additional charges accruing during the month and all other sums, if any, payable by Tenant pursuant to this Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Termination Date, nor shall anything contained herein be deemed to limit Landlord’s remedies.
15.5    Survival. All representations, warranties, covenants and other obligations of Tenant and Landlord under this Lease shall survive the Termination Date.
16.    Certain Landlord Rights.
16.1    Entry and Examination of Records. Landlord and its representatives may enter any portion of the Premises at any reasonable time after reasonable notice to Tenant to inspect the Premises for compliance or to exhibit the Premises for sale, lease or mortgaging or for any other reason; provided that no such notice shall be required in the event of an emergency, upon an Event of Default or to post notices of non-responsibility under any mechanic’s or materialman’s lien law. No such entry shall unreasonably interfere with residents, patients, patient care or the Tenant’s operation of the Facility. During normal business hours, Tenant will permit Landlord and its representatives, inspectors and consultants to examine all contracts, books and financial and other records (wherever kept) relating to Tenant’s operations of the Facility. Landlord acknowledges and agrees that any inspection or other entry onto the Premises by Landlord or its agents shall be subject to all laws and insurance requirements, including without limitation, the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and any other security, health, safety or resident confidentiality requirements. Landlord acknowledges and agrees that neither Landlord nor its agents shall need access to, nor shall they use or disclose, any PHI of Tenant. In the event Landlord or its Agents, regardless as to whether the disclosure is inadvertent or otherwise, discovers any PHI, Landlord agrees to take reasonable steps to maintain and to require its Agents to maintain, the privacy and confidentiality of such PHI. The parties agree that the foregoing does not create, and is not intended to create, a “business associate” relationship between the parties as that term is defined by the Privacy Standards. “Protected health information” or “PHI” shall have the meaning defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and Subparts A and E of Part 164 (the “Privacy Standards”), as promulgated by the Department of Health and Human Services (“HHS”) pursuant to HIPAA. As used in this Lease, “Agents” means such party’s agents, contractors, subcontractors, directors, officers and employees.
16.2    Grant Liens. This Lease shall be subordinate to the right, title, and interest of any Facility Mortgagee. Tenant shall at any time hereafter, on demand of Prime Landlord or the

Facility Mortgagee, without expense to Tenant, execute any instruments which may reasonably be required by such party for the purpose of evidencing the subordination of this Lease to the lien or security of such party, so long as such instrument provides that the Facility Mortgagee shall recognize the rights of Tenant under this Lease so long as no Event of Default shall exist and further provided that Tenant’s occupancy and other rights hereunder shall not be disturbed if any such Person takes possession of the Premises through foreclosure proceeding or otherwise. If the holder of any of said instruments or deeds to secure debt shall hereafter succeed to the rights of Landlord under this Lease or to Prime Landlord under the Prime Lease, Tenant shall, at the option of such holder or a purchaser at any foreclosure or sale under power, attorn to and recognize such successor as Tenant’s landlord under this Lease, provided that such attornment shall be conditioned upon the Facility Mortgagee and Landlord executing and delivering to Tenant a commercially reasonable subordination, non-disturbance and attornment agreement. Notwithstanding the foregoing or any other language to the contrary in this Lease, with Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, the security interests and liens granted to Landlord in this Section 16.2 or elsewhere in this Agreement shall be subordinated to any first priority security interest granted in connection with accounts receivable financing secured by Tenant so long as (a) Tenant’s financiers execute an intercreditor agreement with the Facility Mortgagee in form and substance reasonably acceptable to Facility Mortgagee, and (b) no Event of Default exists hereunder.
16.3    Estoppel Certificates. Each party agrees, within ten (10) business days following written request by the other, to have an authorized representative execute, acknowledge and deliver to the other a written statement certifying (a) that this Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default, and (d) as to such other matters as the requesting party may reasonably request.
16.4    Conveyance Release. If Landlord or any successor owner shall transfer any portion of the Premises in accordance with this Lease and in connection therewith cause the successor owner to assume Landlord’s obligations hereunder in writing, they shall thereupon be released from all future liabilities and obligations hereunder arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner.
17.    Assignment and Subletting. Except as otherwise expressly permitted in this Lease, without Landlord’s prior written consent, in its sole and absolute discretion, Tenant shall not assign this Lease, or Lease all or any part of the Premises, or permit the use of the Premises by any party other than Tenant. This prohibition includes an assignment or subletting to or by a receiver or trustee in any federal or state bankruptcy, insolvency, or other proceeding. For purposes of this Section, a sale or transfer of all or a controlling ownership interest in Tenant or a merger or other combination by Tenant or a sale of all or substantially all of Tenant’s assets in lieu thereof shall be deemed an assignment or other transfer of this Lease. Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent, assign this Lease or sublet the Premises or any portion thereof to an Affiliate of Tenant if all of the following are first satisfied: (w) such Affiliate fully assumes Tenant’s obligations hereunder; (x) Tenant remains fully liable hereunder; (y) the use of the applicable portion of the Premises remains unchanged; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof. For the absence of doubt, Tenant shall be permitted to enter into a management agreement with an Affiliate of Tenant without obtaining Landlord’s consent thereto.
18.    Damage by Fire or Other Casualty. Tenant shall promptly notify Landlord of any damage or destruction of any portion of the Premises (a “Casualty”) and diligently repair or reconstruct such portion of the Premises to a like or better condition than existed prior to such damage or destruction. Any net insurance proceeds payable with respect to the Casualty shall be paid directly to Landlord and, if an Event of Default has not occurred hereunder, may be used for the repair or reconstruction of the applicable portion of the Premises pursuant to Landlord’s disbursement requirements and subject to the provisions of the Facility Mortgage Documents and the release of insurance proceeds by the Facility Mortgagee, if any. If such proceeds are insufficient, Tenant shall provide the required additional funds; if they are more than sufficient, the surplus shall belong and be paid to Tenant. Except as expressly provided in the last sentence of this Section 18, Tenant shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce or offset Rent by reason of any damage or destruction of any portion of the Premises by reason of an insured or uninsured Casualty. If the Facility Mortgagee does not agree to release all of the insurance proceeds to reimburse Tenant and Landlord does not agree to reimburse Tenant up to the amount of such insurance proceeds in the event of a Casualty that renders the Facility unsuitable for its Permitted Use, Tenant shall have the right to terminate this Lease and remove the Facility from the Portfolio. Upon the removal of the Facility from the Portfolio, this Lease shall be of no further force or affect, except for any obligations or liability of any party hereunder that accrued on or prior to the date of the Casualty. In the event of a Casualty that does not render the Facility unsuitable for its Permitted Use, Tenant shall restore the Facility to substantially the same condition as existed immediately before the partial Casualty in accordance with the provisions of this Section 18, and the Rent shall be reduced on a pro rata basis based upon the number of beds removed from service and otherwise taking into consideration all relevant factors affecting the Facility resulting from such partial Casualty.
19.    Condemnation. Except as provided to the contrary in this Section 19, this Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises (a “Taking”), or any portion thereof, and Tenant hereby waives all rights under applicable law to abate, reduce or offset rent by reason of such Taking. If during the Term all or substantially all (a “Complete Taking”) or a smaller portion (a “Partial Taking”) of the Premises is taken or condemned by any competent public or quasi-public authority, then (a) in the case of a Complete Taking, Tenant may at its election made within thirty (30) days of the effective date of such Taking, terminate this Lease and remove the Facility from the Portfolio effective as of the effective date of such termination, or (b) in the case of a Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the applicable portion of the Premises. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit “G”. Landlord alone shall be entitled to receive and retain any award for a taking or condemnation other than a temporary taking; provided, however, Tenant shall be entitled to submit its own claim in the event of any such taking or condemnation with respect to the value of Tenant’s leasehold interest in any portion of the Premises and/or the relocation costs incurred by Tenant as a result thereof. In the event of a temporary taking of less than all or substantially all of the Premises, Tenant shall be entitled to receive and retain any and all awards for the temporary taking and the Rent due under this Lease shall be not be abated during the period of such temporary taking.
20.    Indemnification.
20.1    Tenant Indemnification. Tenant agrees to protect, indemnify, defend and save harmless Landlord, its members, managers, Affiliates, directors, officers, shareholders, agents and employees (the “Landlord Indemnified Parties”) from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including consequential or punitive damages) of any kind or nature, including reasonable attorneys’ fees, from any third party suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with Tenant’s occupancy of the Facility in accordance with this Lease, the Premises (arising after the Commencement Date) or the operations of Tenant on any portion of the Premises, including, without limitation, (a) the breach by Tenant of any of its representations, warranties, covenants or other obligations hereunder, (b) any Protest, (c) all Environmental Activities on any portion of the Premises by Tenant, Hazardous Materials Claims caused by Tenant or violations by Tenant of a Hazardous Materials Law with respect to any portion of the Premises (which occurred on or after the Commencement Date), and (d) upon or following the Termination Date, the correction of all deficiencies of a physical matter identified by and any liability assessed or asserted by, any governmental agency or Medicare or Medicaid providers as a result of or arising out or in connection with this Lease or the related change in ownership inspection and audit (including any overpayment to any Medicare, Medicaid or other third party payor). Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or any Landlord Indemnified Parties with counsel acceptable to Landlord and shall not, under any circumstances, compromise or otherwise dispose of any suit, action or proceeding without obtaining Landlord’s written consent. Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim for which Landlord or any Landlord Indemnified Parties are indemnified hereunder. If Tenant does not act promptly and completely to satisfy its obligations hereunder, Landlord may resist and defend any such claims or causes of action against Landlord or any Landlord Indemnified Party at Tenant’s sole cost.
20.2    Excluded Events. Notwithstanding anything herein to the contrary, Tenant shall have no obligation to indemnify, defend or hold harmless any person or entity with respect to the Excluded Events. “Excluded Events” shall include: (i) Landlord’s breach of its duty of maintenance as contained in Sections 9.2 (b) through (e) above; (ii) the acts or omissions of Prime Landlord, Landlord or their respective agents, employees, contractors, representatives, permittees, licensees, officers, directors or other lessees while on or about the Premises or surrounding areas, whether during an inspection, while performing repairs, or otherwise; (iii) for matters covered by workers compensation insurance; and (iv) matters described on Exhibit “D” attached hereto.

21.    Disputes. If any party brings any action to interpret or enforce this Lease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys’ fees and costs as awarded by the court in addition to all other recovery, damages and costs.
EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, TENANT’S USE AND OCCUPANCY OF ANY PORTION OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

22.    Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Lease shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Tenant: c/o Aria Health Group, LLC 2 Office Park Circle, Suite 110 Birmingham, Alabama 35223-2512 Attention: President	If to Prime Landlord or Landlord: c/o AdCare Health Systems, Inc. Two Buckhead Plaza 3050 Peachtree Road NW, Suite 355 Atlanta, Georgia 30305 Attention: Chief Executive Officer
With copy to: Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 1800 Republic Centre 633 Chestnut Street Chattanooga, Tennessee 37450 Attention: Richard D. Faulkner, Jr.

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notwithstanding anything to the contrary contained herein, the Termination Notice set forth in Section 2.3 above may, in addition to the methods set forth in this Section 22, be given by one party to the other either telephonically or via e-mail to the following addresses:

If to Tenant: blaine.brint@ariahg.com with a copy to rfaulkner@bakerdonelson.com	If to Prime Landlord or Landlord: bill.mcbride@adcarehealth.com with a copy to gyoura@hnzw.com

23.    Compliance with Facility Mortgage Documents.
(a)    If Landlord, Prime Landlord or an Affiliate of Landlord refinances the Facility, including with a loan that is insured by the United States Department of Housing and Urban Development (“HUD”), Tenant acknowledges and agrees that it shall execute and deliver any and all documentation required by a Facility Mortgagee or HUD in connection therewith to obtain the approval of this Lease; provided, however, Tenant shall not incur any material expense or suffer a material adverse economic impact as a result of such cooperation.
(b)    Tenant acknowledges that any Facility Mortgage Documents executed by Landlord, Prime Landlord or an Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of a Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility. Accordingly, and notwithstanding anything contained in this Lease to the contrary, Tenant agrees to comply with those certain Facility Mortgage Document covenants as more specifically set forth on Exhibit “H” attached hereto and made a part hereof, for so long as any Facility Mortgage encumbers the Premises or any portion thereof or interest therein. Tenant agrees that the requirements, expressly including, without limitation, insurance, affirmative financial, occupancy or other performance requirements or covenants, set forth on Exhibit “H” shall prevail to the extent of any conflict with any other express term of this Lease. If Landlord enters into any new Facility Mortgage that would result in a change to the requirements on Exhibit “H” or that would otherwise conflict with the terms and provisions of this Lease, the parties agree to cooperate to amend this Lease to so reflect such new requirements, provided that Landlord and Tenant shall not agree to any changes that would materially or adversely impact Tenant’s operation of the Facility pursuant to the terms of this Lease, including with respect to Tenant’s insurance or other costs.
(c)    Landlord acknowledges that (i) the Facility Mortgage Documents shall include no liens on the Tenant Property and (ii) any Facility Mortgagee shall enter into an intercreditor agreement with any lender of Tenant requesting same.
24.    Cooperation. Tenant agrees that should Landlord and Landlord’s Affiliates desire to consolidate all of their subleases with Tenant and Tenant’s Affiliates into one master Lease, Tenant shall cooperate with Landlord and Landlord’s Affiliates in so documenting such consolidation, provided, however, that such documentation does not result in any material cost to Tenant as a result of such cooperation.

25.    Miscellaneous. This Lease has been freely and fairly negotiated, and all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Lease should be deemed or construed to constitute an extension of credit by Landlord to Tenant, if a portion of any payment made to Landlord is deemed to violate any applicable laws regarding usury, such portion shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and if Tenant discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Tenant on the Termination Date. If any part of this Lease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following business day. Whenever the words “including”, “include” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words day or days are used in this Lease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. The titles and headings in this Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any “Section” mean a section of this Lease (including all subsections), to any “Exhibit” or “Schedule” mean an exhibit or schedule attached hereto or to “Medicare” or “Medicaid” include any successor program. If more than one Person is Tenant hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Lease. This Lease (a) contains the entire agreement of the parties (together with the Transfer Agreement) as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of Arkansas, and (f) incorporates by this reference any Exhibits and Schedules attached hereto.
26.    Relationship of Lease and Prime Lease. Landlord represents and warrants to Tenant that Landlord has the right, power and authority to execute and deliver this Lease and the right to sublease the Premises to Tenant as contemplated herein for the entire Term of this Lease. Landlord shall not terminate or permit the Prime Lease to be terminated, or modify or amend the Prime Lease. Landlord covenants and agrees to comply with the provisions of the Prime Lease in all respects. Landlord shall indemnify, defend and hold harmless Tenant and its members, managers, officers, owners and agents from and against any and all claims, losses, damages, expenses or liabilities arising out of the non-compliance of the Landlord with the terms and provisions of the Prime Lease. Prime Landlord hereby consents to this Lease and the covenants and provisions contained herein. In order to assure Tenant’s possession of the Premises upon the terms and conditions set forth in this Lease, Prime Landlord agrees to execute and deliver, prior to the Commencement Date, the Recognition Agreement in the form attached hereto as Exhibit “I”.

27.    Incorporation by Reference. If any of the express provisions of this Lease shall conflict with any of the provisions of the Prime Lease, such conflict shall be resolved in every instance in favor of the express provisions of this Lease. Prime Landlord agrees that the Prime Lease shall be automatically amended to give full force and effect to Tenant’s rights under this Lease.
28.    Prior Acts and Existing Conditions. Notwithstanding anything herein to the contrary, Tenant shall not be responsible for and Landlord and Prime Landlord hereby agree to indemnify and hold harmless Tenant against (i) any conditions existing at the Premises prior to the Commencement Date and (ii) any obligations or matters arising or accruing prior to the Commencement Date, including, without limitation, the Deferred Maintenance Items, injury to person or property and the release of Hazardous Materials at the Premises.
29.    Quiet Enjoyment. Tenant, upon paying the Rent and all other charges herein provided, and for observing and keeping the covenants, agreements, terms and conditions of this Lease on its part to be performed, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term, and shall enjoy its rights under this Lease without hindrance by Landlord or Prime Landlord or by any other person or persons.
30.    Exhibits. The Parties acknowledge that all exhibits will not be attached at the time this Lease is executed. All exhibits shall be subject to the sole discretion of each Party.
31.    Tail Coverage. On or before July 31, 2015, Landlord agrees to provide to Tenant evidence of the continuation of insurance for general liability and professional liability for claims which may be made as a result of Landlord’s operation of the Facility prior to the Commencement Date, with minimum limits equal to $500,000.00, and all such insurance policies shall name Tenant and Aria Health Group, LLC as additional insureds. All policies of insurance required pursuant to this Section 31 shall not expire until after the expiration of any applicable statute of limitations, including any tolling period. Landlord agrees to provide, not less than ten (10) days prior written notice of cancellation, non-renewal or amendment to any policy including, without limitation, any amendment that would reduce the scope or limit coverage or remove any endorsement to any policy or cause any policy to no longer be in full force and effect or fail to be renewed. Tenant acknowledges and agrees that Landlord may (i) provide self-insured continuation coverage and (ii) from time to time replace insurers as long as the required limits and deductibles stated herein remain unchanged.
Tenant acknowledges and agrees that the following terms and conditions shall apply to Landlord’s self-insured tail liability with regard to professional or general liability incidents which occurred prior to the Commencement Date, for which Tenant is indemnified as set forth in Section 7.13 of the Transfer Agreement: (i) such liability shall not be funded or supported by a letter of credit or other collateral, (ii) such liability, since not actual insurance coverage, shall not name Tenant or its affiliates as additional insureds, (iii) Landlord will not provide excess coverage and (iv) claims under such liability will not be limited to $500,000.00 and will be managed by Sedgwick Claims Management Services (“Sedgwick”) (or such other claims management services as may be chosen by Landlord). If a claim is reported, Landlord shall advise Tenant of such claim and Sedgwick shall (i) collect information to defend the claim, (ii) select legal counsel (if needed), (iii) evaluate the potential liability and (iv) recommend to Landlord and its parent company, AdCare Health

Systems, Inc. (“ADK”) a liability reserve amount. ADK will then recognize the potential liability on its balance sheet by creating a loss reserve and all settlements and/or judgments will be paid out of ADK’s general funds. ADK shall provide Tenant with evidence of such recognition of liability on its balance sheet. Any claims brought by Tenant or its affiliates relating to the operation of the Facility prior to the Commencement Date shall be brought in accordance with the Transfer Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Lease has been executed by Prime Landlord, Landlord and Tenant as of the date first written above.

PRIME LANDLORD:

VALLEY RIVER PROPERTY HOLDINGS, LLC
a Georgia limited liability company

By:	/s/ William McBride
Name:	William McBride
Title:	Manager

LANDLORD:

VALLEY RIVER NURSING, LLC
a Georgia limited liability company

By:	/s/ William McBride
Name:	William McBride
Title:	Manager

TENANT:

HIGHLANDS OF FORT SMITH, LLC
a Delaware limited liability company

By:	/s/ R. Denny Barnett
Name:	R. Denny Barnett
Title:	Chief Manager

HNZW/522096_6doc/3583-1

INDEX OF EXHIBITS AND SCHEDULES

A-1    Legal Description

A-2    Landlord Personal Property

B    Certain Definitions

C    Landlord’s Wire Instructions

D    As-Is Exceptions

E    Deferred Maintenance Items

F    Financial, Management and Regulatory Reports

G    Fair Market Value Determination Process

H    Facility Mortgagee Specific Requirements

I    Form of Recognition Agreement

Schedule 1    Related Facilities

HNZW/522096_6doc/3583-1

EXHIBIT “A-1”
LEGAL DESCRIPTION

Address: 5301 Wheeler Avenue, Fort Smith, Arkansas 72901

The West half of the South Half of the North Half of the Northeast Quarter of the Southeast Quarter of Section 32, Township 8 North, Range 32 West, Fort Smith District, Sebastian County, Arkansas and all that part described us beginning at the Southwest corner of the above described tract: thence South 62.00 feet; thence Last 630.00 feet; thence North 62.00 feet; thence West 630.00 feet to the point of beginning.

Exhibit A-1
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EXHIBIT “A-2”
LANDLORD PERSONAL PROPERTY
“Landlord Personal Property” means: (i) all personal property used in the operation or management of the Facility, including machinery, equipment, furniture, furnishings, beds, computers, signage, trade fixtures or other personal property and consumable inventory and supplies, including any and all such personal property replaced by Tenant or required by the state in which the Facility is located or any other governmental entity to operate the Facility, and (ii) all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Facility; provided, however, that Landlord Personal Property shall not include: any vehicles used in connection with the operation of the Facility.

Exhibit A-2
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EXHIBIT “B”
CERTAIN DEFINITIONS

For purposes of this Lease, the following terms and words shall have the specified meanings:

“Affiliate” shall mean with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Environmental Activities” shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from any portion of the Premises or located on or present on or under any portion of the Premises.

“Facility Mortgage” shall mean any mortgage, deed of trust or other security agreement or lien encumbering the Premises or any portion thereof and securing an indebtedness of Prime Landlord or any Affiliate of Prime Landlord or any ground, building or similar lease or other title retention agreement to which the Premises or any portion thereof is subject from time to time.

“Facility Mortgagee” shall mean the holder or beneficiary of a Facility Mortgage and any other rights of the lender, credit party or lessor under the applicable Facility Mortgage Documents.

“Facility Mortgage Documents” shall mean with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto.

“Hazardous Materials” shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to any portion of the Premises or to Persons on or about any portion of the Premises or cause any portion of the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards not disposed of in accordance with applicable law; (f) radon gas; and (g) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any portion of the Premises or the owners and/or occupants of property adjacent to or surrounding any portion of the Premises, including, without

Exhibit B
HNZW/522096_6.doc/3583-1

limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

“Hazardous Materials Claims” shall mean any and all enforcement, clean up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any portion of the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

“Person” shall mean any individual, partnership, association, corporation, limited liability company or other entity.

2

EXHIBIT “C”
LANDLORD’S WIRE INSTRUCTIONS

Exhibit C
HNZW/522096_6.doc/3583-1

EXHIBIT “D”
“AS-IS” EXCEPTIONS

[see attached – to be completed within fifteen (15) days following Commencement Date]

Exhibit D
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EXHIBIT “E”
DEFERRED MAINTENANCE

Landlord shall complete, at its expense, the roofing project and the drainage project currently ongoing at the Facility. Additionally, Tenant shall have the right to request from Landlord up to $150,000.00 for additional deferred maintenance items at the Facility. Upon agreement of Landlord and Tenant, Landlord shall make sure funds available to Tenant (up to $150,000.00) to be used solely for deferred maintenance items at the Facility.

Exhibit E
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EXHIBIT “F”
FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

REPORT	DUE DATE
Monthly financial reports concerning the Business at the Facility consisting of:
(1) a balance sheet;
(2) a reasonably detailed income statement showing, among other things, gross revenues;
(3) total patient days;
(4) occupancy; and
(5) payor mix.
Thirty (30) days after the end of each calendar month
Quarterly financial statements of Tenant.	Thirty-Five (35) days after the end of each of the first three quarters of the fiscal year of Tenant
If required by Facility Mortgagee or by regulatory authority, annual financial statements of Tenant audited by a reputable certified public accounting firm.	Seventy-Five (75) days after the fiscal year end of Tenant
Regulatory reports with respect to the Facility, as follows:
(1) all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Tenant as to any portion of the Premises and any portion of the Business, including state department of health licensing surveys;
(2) Medicare and Medicaid certification surveys; and
(3) life safety code reports.
Five (5) business days after receipt
Reports of regulatory violations, by written notice of the following:
(1) any violation of any federal, state or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid;
(2) any suspension, termination or restriction placed upon Tenant or any portion of the Premises, the operation of any portion of the Business or the ability to admit residents or patients; or
(3) any violation of any other permit, approval or certification in connection with any portion of the Premises or any portion of the Business, by any federal, state or local authority, including Medicare or Medicaid.
Two (2) business days after receipt
Cost Reports	Fifteen (15) days after filing

Exhibit F
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EXHIBIT “G”
FAIR MARKET VALUE

“Fair Market Value” means the fair market value of the Premises or applicable portion thereof on a specified date as agreed to by the parties, or failing such agreement within ten (10) days of such date, as established pursuant the following appraisal process. Each party shall within ten (10) days after written demand by the other party select one MAI Appraiser to participate in the determination of Fair Market Value. For all purposes under this Lease, the Fair Market Value shall be the fair market value of the Premises or applicable portion thereof unencumbered by this Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Value of the Premises or applicable portion thereof within thirty (30) days of the selection of the third appraiser. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by Landlord, such appraisal shall be made on a basis consistent with the basis on which the Premises or applicable portion thereof were appraised at the time of their acquisition by Landlord. Tenant shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Landlord shall pay the fees and expenses of any MAI Appraiser it retains pursuant to this Exhibit. Each party shall pay half the fees and expenses of the third MAI Appraiser selected by the respective MAI Appraisers selected by each of the parties.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value of the Premises or applicable portion thereof in accordance with the provisions of this Exhibit and the Fair Market Value so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply to the presiding judge of the court of original trial jurisdiction in the county in which the Premises or applicable portion thereof are located to name the third (3rd) MAI Appraiser. The cost of such application to the presiding judge shall be equally shared by the parties.

Within five (5) days after completion of the third (3rd) MAI Appraiser’s appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value of the Premises or applicable portion thereof. If a majority are unable to determine the fair market value at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Value. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be such Fair Market Value. If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value. In any event, the result of the foregoing appraisal process shall be final and binding.

“MAI Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in the state(s) where the Premises or applicable portion thereof are located and who has substantial experience in performing appraisals of facilities similar to the Premises or applicable portion thereof and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

Exhibit G
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EXHIBIT “H”
FACILITY MORTGAGEE SPECIFIC REQUIREMENTS

1.    Mortgagee Reporting Requirements: No later than 45 days after the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 2015, quarterly financial statements shall include: balance sheet, statement of income and expense, and statement of cash flows, and statement of payor mix, prepared in accordance with GAAP and certified by an officer or member of Tenant. Within 120 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2015, annual financial statements of Tenant showing the results of operations of the Facility and consisting of a balance sheet, statement of income and expense, statement of cash flows and statement of payor mix, prepared in accordance with GAAP, certified by an officer of Operator, and accompanied by an audit report of a firm of independent certified public accountants acceptable to Lender. Each financial statement shall include a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by appropriate officers containing a computation of each of the financial covenants below and stating that Tenant has not become aware of any Default or Event of Default or, if there is any such Default or Event of Default describing it and the steps, if any, being taken to cure it.
2.    Minimum EBTIDAR. It is a condition of this Agreement and the Loan that for each fiscal quarter commencing with the fiscal quarter ending June 30, 2015, the EBITDAR/Management Fee Adjusted for New Operator shall be not less than 450,000. “EBITDAR/Management Fee Adjusted” means for any period, an amount equal to EBITDAR for Tenant for such period, except that the Net Income for Tenant used in calculating EBITDAR/Management Fee Adjusted for any period, shall be computed by taking into account management fees equal to the greater of Tenant’s actual management fees for such period or imputed management fees equal to 5% of such Tenant’s gross income for such period as determined in accordance with GAAP.
3.    Minimum Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, the ratio of the amount of the EBITDAR for Tenant for the 12-month period ending on the last day of such quarter, to the sum of the combined amounts of the following for the 12‑month period ending on the last day of such quarter: (A) Rental Expense for Operators, plus (B) Distributions for Tenant, other than any amounts which were treated as an expense for accounting purposes, shall not be less than 1.05 to 1.00. Notwithstanding the definition of “Net Income”, the Net Income used in calculating EBITDAR shall be computed by taking into account an imputed combined annual capital expenditures reserve allowance of $458 per licensed bed. Net Income used in calculating EBITDAR for the purpose of this Section for any period shall be computed by taking into account Tenant’s actual management fees for such period only and not taking into account any imputed management fees. Definitions for capitalized terms below:
Depreciation: With respect to any party, for any period, the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on such party’s financial statements for such period and determined in accordance with GAAP.
EBITDAR: With respect to any party, for any period, the sum for such period of the following of or payable by such party, as the case may be: (i) net income (determined by GAPP and excluding gains from dispositions of assets, extraordinary gains and discounted operations gains), plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation, plus (v) Rental Expense.
Gross Revenues: In the case of each Facility, income and receipts from all sources, including, without limitation, with respect to such Facility, and in the case of such Facility, including, without limitation, all base rent, additional rent, security deposits and other amounts paid by tenants of the Facility.
Interest Charges: With respect to any party, for any period, the sum of: (i) all interest, charges and related expenses payable with respect to that period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (ii) the portion of capitalized lease obligations (if any) with respect to that period that should be treated as interest in accordance

Exhibit H
HNZW/522096_6.doc/3583-1

with GAAP, plus (iii) all charges paid or payable (without duplication) during that period with respect to any hedging agreements.
Rental Expense: With respect to any party, for any period, the rental expense for real estate leased by such party as lessee for such period as determined in accordance with GAAP.
3.    Casualty and Condemnation. The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of any Facility resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied to reduce the outstanding balance of the Loan or to rebuild and restore such Facility, or to the restoration or repair of the property damaged, if approved by the Facility Mortgagee in its discretion.
4.    Insurance:
(i)    Insurance against loss or damage to its Facility by fire and other risks, written on an “all risk” special perils, 100% full replacement cost basis, without deduction for foundations and footings, and without co-insurance, and with not more than $10,000 deductible from the loss payable for any casualty.
(ii)    Commercial general liability insurance, including coverage for elevators and escalators, if any, on its Facility and completed operations coverage for two years after any construction or repair at its Facility has been completed, on an occurrence basis, against claims for personal injury, including without limitation bodily injury, death or property damage occurring on, in or about its Facility and the adjoining streets, sidewalks and passageways, such insurance to afford immediate minimum protection to a limit of not less than $1,000,000 for one person and $3,000,000 per occurrence for personal injury or death and $500,000 per occurrence for damage to property.
(iii)    Workers compensation insurance covering such Borrower, in accordance with the requirements of Arkansas law.
(iv)    During the course of any construction or repair at its Facility, all risk builders risk course of construction insurance against all risks of physical loss, on a completed value basis, including collapse and transit coverage, with a deductible not to exceed $10,000, in nonreporting form, covering the total value of work performed and equipment, supplies and materials furnished, and containing the “permission to occupy” endorsement, and insuring all general contractors and subcontractors of any tier.
(v)    Boiler and machinery insurance covering any pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment and escalator equipment located on its Facility, and insurance against loss of occupancy or use arising from any breakdown therein, all in such amounts as are satisfactory to Lender.
(vi)    Business interruption, use and occupancy or rent loss insurance on its Facility covering loss of the use of its Facility caused by the perils covered by the policies described in (i), (iv) and (v) above, for a period of 12 months or such longer period as Lender shall require, in an amount not less than 100% of the Facilityed annual revenue from its Facility as determined by Lender, and written on a gross rental income, gross profits or extended period of indemnity form.
(vii)    If all or any portion of its Facility is located in an area that has been identified by the Director of the Federal Emergency Management Agency as a special flood hazard area, flood insurance in an amount at least equal to the principal amount of the Loan or to the maximum amount of coverage allowed for the particular type of property under the National Flood Insurance Program, whichever is less.
(viii)    Commercial general liability insurance covering any contractors performing work at its Facility, on an occurrence basis, against claims for personal injury, including without limitation bodily injury, death or property damage occurring on, in or about its Facility and the adjoining streets, sidewalks and

Exhibit H

passageways, such insurance to afford immediate minimum protection to a limit of not less than $1,000,000 for one person and $3,000,000 per occurrence for personal injury or death and $500,000 per occurrence for damage to property.
(ix)    Workers compensation insurance covering any contractors performing work at its Facility, in accordance with the requirements of Arkansas law.
(x)    Errors and omissions insurance covering any architects and engineers performing professional services with respect to its Facility, in the amount of $1,000,000 or such greater amount as Lender may require.
(xi)    Such other insurance, and in such amounts, as may from time to time be required by Lender against the same or other hazards.

B.
All such policies of insurance shall be issued by companies, and in amounts in each company, and in a form, satisfactory to Lender and, without limitation on the generality of the foregoing, shall comply with the following provisions:

(i)    All policies of insurance shall be issued by insurance companies having an AM Best’s Rating Guide Policy Rating of not less than A and Financial Rating of not less than VIII.
(ii)    All policies of insurance required by paragraphs A(i), (iv), (v), (vi) and (vii) above shall name such Borrower as insured and Lender as an additional insured and shall have attached thereto a standard mortgagee’s loss payable endorsement for the benefit of Lender in form satisfactory to Lender, and all policies of insurance required by paragraphs A(ii), (iii), (viii), (ix) and (x) shall name such Borrower as insured and Lender as an additional named insured.
(iii)    All policies of insurance shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of such Borrower or Lender which might otherwise result in forfeiture of said insurance and the further agreement of the insurer waiving all rights of set-off, counterclaim or deductions against such Borrower, and shall provide that the amount payable for any loss shall not be reduced by reason of co-insurance.
(iv)    All policies of insurance shall contain a provision that they will not be cancelled or amended, including any reduction in the scope or limits of coverage, without at least 30 days’ prior written notice to Lender.

Exhibit H

EXHIBIT “I”
FORM OF RECOGNITION AGREEMENT

THIS INSTRUMENT PREPARED BY
AND RETURN TO:
Richard D. Faulkner, Jr., Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
1800 Republic Centre
633 Chestnut Street
Chattanooga Tennessee 37450

THIS AGREEMENT is made as of the ____ day of _____________, 2015, between ____________________ Property Holdings, LLC, a Georgia limited liability company having an address at Two Buckhead Plaza, 3050 Peachtree Road NW, Suite 355, Atlanta, Georgia 30305 (“Prime Landlord”) and Highlands of _________________, LLC, a Delaware limited liability company having an address at 2 Office Park Circle, Suite 110, Birmingham, Alabama 35223-2512 _________________________ (“Tenant”).

RECITALS

(i)Prime Landlord is the owner of that certain property known as _____________, located in _____________________________, and more particularly described in Schedule A attached hereto (the “Property”); and

(ii)____________________, a Georgia limited liability company (“Landlord”) has entered into a certain Facility Lease for the Property dated __________________ with Prime Landlord (“Prime Lease”); and

(iii)Landlord and Tenant have entered into a Sublease Agreement for the Property dated ________ (“Sublease”); and

(iv)Prime Landlord and Tenant desire to assure Tenant’s possession of the Property upon the terms and conditions set forth in the Sublease, irrespective of a termination or expiration of the Prime Lease, pursuant to the terms and conditions set forth below.

NOW, THEREFORE, it is agreed as follows:

1. Prime Landlord hereby consents to and approves the Sublease and all of the terms, covenants and provisions thereof, and agrees that the exercise by Tenant of any of the rights, remedies and options contained therein shall not constitute a default under the Prime Lease.

2. Prime Landlord warrants and represents as follows:

Exhibit I
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a.that it is the owner of the Property;

b.that the Prime Lease is unmodified and is in full force and effect; and

c.that the term of the Prime Lease expires on _________________ and that Landlord is not in default under the Prime Lease nor has any event occurred which would after notice to Landlord and the passage of time become a default of Landlord under the Prime Lease.

3.For so long as the Sublease shall remain in full force and effect, and provided no Event of Default by Tenant then exists, after the receipt of notice thereof and the expiration of any applicable cure period, Prime Landlord shall not, in the exercise of any of the rights arising or which may arise out of the Prime Lease or of any instrument modifying or amending the same or entered into in substitution or replacement thereof, disturb or deprive Tenant in, or of, its possession or its rights to possession of the Property or of any interest, right or privilege granted to or inuring to the benefit of Tenant under the Sublease.

4.In the event of the termination of the Prime Lease by reentry, notice, conditional limitation, surrender, summary proceeding or other action or proceeding for any reason, including, without limitation, because Landlord has exercised an option to terminate the Prime Lease; by operation of law; by mutual agreement between Prime Landlord and Landlord; or otherwise, or, if the Prime Lease shall expire for any reason before any of the dates provided in the Sublease for the termination of the initial or renewal Terms of the Sublease, and if immediately prior to such surrender, termination or expiration the Sublease shall be in full force and effect and no Event of Default by Tenant then exists after the receipt of notice thereof and the expiration of any applicable cure period:

a.Tenant shall not be made a party in any removal or eviction action or proceeding nor shall Tenant be evicted or removed of its possession or its right of possession be disturbed or in any way interfered with; and

b.the Sublease shall continue as a direct lease between Prime Landlord and Tenant for the remainder of the term of the Sublease without the necessity of executing a new sublease, on the same terms and conditions as are in effect under the Sublease immediately preceding the termination of the Prime Lease.

1.    Prime Landlord hereby waives and relinquishes any and all rights or remedies against Tenant, pursuant to any lien, statutory or otherwise, that it may have against the Tenant Property, as that term is defined in the Sublease.

2.    Prime Landlord hereby acknowledges and agrees that any payment of rent or any other amount by Tenant (or any rent credited to Tenant as a result of an offset) pursuant to the terms of the Sublease shall satisfy all rent requirements under the Prime Lease.

Exhibit I
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3.    This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and cannot be changed, modified, waived or canceled except by an agreement in writing executed by the party against whom enforcement of such modification, change, waiver or cancellation is sought.

4.    Invalidation of any of the provisions contained in this Agreement, or of the application thereof to any person by judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other person and the same shall remain in full force and effect.

5.    This Agreement and the covenants herein contained shall run with the land and be binding upon Prime Landlord and its successors and assigns.

6.    This Agreement may be executed in several counterparts, each of which shall be deemed an original. The signatures to this Agreement may be executed on separate pages, and when attached to this Agreement shall constitute one complete document.

7.    This Agreement shall be interpreted in accordance with the laws of the State of Arkansas.

8.    This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

[remainder of page intentionally left blank]

Exhibit I
HNZW/522096_6.doc/3583-1

IN WITNESS WHEREOF, the parties have caused this instrument to be executed under seal effective as of the date first above written.

PRIME LANDLORD:

________________ PROPERTY HOLDINGS, LLC

Name:    ________________________
Title:    ________________________

TENANT:

HIGHLANDS OF ___________________, LLC

Name:    ________________________
Title:    ________________________

[[ADD ACKNOWLEDGMENT]]

Exhibit I
HNZW/522096_6.doc/3583-1

EXHIBIT A TO RECOGNITION AGREEMENT

Legal Description

Exhibit I
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SCHEDULE 1
RELATED FACILITIES

Facility Name	Prime Landlord Affiliates	Landlord Affiliates	Tenant Affiliates	Address	Bed Number Facility Type
Homestead Manor Nursing Home	Homestead Property Holdings, LLC	Homestead Nursing, LLC	Highlands of Stamps, LLC	826 North Street Stamps, AR 71860-4522	104 bed SNF
Heritage Park Nursing Center	Park Heritage Property Holdings, LLC	Park Heritage Nursing, LLC	Highlands of Rogers Dixieland, LLC	1513 S. Dixieland Road Rogers 72758-4935	110 bed SNF
Stone County Nursing and Rehabilitation Center	Mt. V Property Holdings, LLC	Mountain View Nursing, LLC	Highlands of Mountain View SNF, LLC	706 Oak Grove Street Mountain View, AR 72560-8601	97 bed SNF
Stone County Residential Care Facility	Mountain Top Property Holdings, LLC	Mountain Top ALF, LLC	Highlands of Mountain View RCF, LLC	414 Massey Avenue Mountain View, AR 72560-6132	32 bed ALF
West Markham Sub Acute and Rehabilitation Center	Little Rock HC&R Property Holdings, LLC	Little Rock HC&R Nursing, LLC	Highlands of Little Rock West Markham, LLC	5720 West Markham Street Little Rock, AR 72205-3328	154 bed SNF
Woodland Hills Healthcare and Rehabilitation	Woodland Hills HC Property Holdings, LLC	Woodland Hills HC Nursing, LLC	Highlands of Little Rock Riley, LLC	8701 Riley Dr. Little Rock, AR 72205-6509	140 bed SNF
Northridge Healthcare and Rehabilitation	Northridge HC&R Property Holdings, LLC	Northridge HC&R Nursing, LLC	Highlands of Little Rock John Ashley, LLC	2501 John Ashley Dr. North Little Rock, AR 72114-1815	140 bed SNF
Cumberland Health and Rehabilitation Center	APH&R Property Holdings, LLC	APH&R Nursing, LLC	Highlands of Little Rock South Cumberland, LLC	1516 South Cumberland Street Little Rock, AR 72202-5065	120 bed SNF
River Valley Health and Rehabilitation Center	Mt. V Property Holdings, LLC	Valley River Nursing, LLC	Highlands of Fort Smith, LLC	5301 Wheeler Avenue, Fort Smith, AR 72901-8339	129 bed SNF

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